SUB-ITEM 77H:  Changes in control of registrant


Federated Government Income Trust
(Registrant)




As of July 31, 2017, Charles Schwab & Co, Inc., has ceased to be a controlling person of the Registrant by owning less than 25% of the voting securities of the Registrant.


* Must be greater than 25%.



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